Exhibit 99.3

Pegasystems Signs Lease for Expanded Corporate Headquarters in Cambridge, Massachusetts

Continued record growth fuels move to more spacious, state-of-the-art location

CAMBRIDGE, Mass. – July 5, 2011 – Pegasystems Inc. (NASDAQ: PEGA), the leader in Business Process Management (BPM) and software for customer centricity, today announced that it has signed a lease to move its corporate headquarters to an office complex at One Rogers Street and One Charles Park in Cambridge, Massachusetts. Relocation to the new office facility is expected to begin later this year.

Pegasystems is currently ranked as the third “Fastest-Growing Company” in the Technology category by Fortune Magazine1. The new location will provide space for an increasing Cambridge-based workforce, as well as expanded training facilities. This new office will initially represent a 40 percent increase in space for Pegasystems, compared to its current corporate headquarters.

The new Cambridge headquarters facility is the latest in a series of new offices that Pegasystems has opened recently as part of its continued growth, including new regional facilities in the United Kingdom, India, Japan, and the Netherlands.

Quotes & Commentary:

“We have been committed to Cambridge throughout our 28 year history, and find it a tremendous place to build a team with the sophistication demanded by our clients,” said Alan Trefler, Founder and CEO of Pegasystems. “We’ve been growing revenue at about 30 percent a year for the last five years with a parallel growth in employees. This new facility will enable us to accommodate continued growth, while providing our staff with a state-of-the-art, collaborative and dynamic environment.”

“Many local organizations have downsized or relocated in recent years while Pegasystems has experienced substantial growth in Cambridge,” said Jeff Yanagi, senior vice president of human resources at Pegasystems. “We have more than doubled our staff over recent years, and our plans are to continue an aggressive growth trajectory. We currently have 290 positions open globally. Many candidates are recognizing that training in Pega technology and joining the Pega family can propel their careers. We are excited about our new office facility, as it provides a desirable location with adequate parking and convenient access to many public transit options. In addition, there are many other nearby amenities such as day care, shopping, and restaurants, as well as parks and walking trails.”

“We are proud to welcome a fast-growing, high performing company like Pegasystems as a tenant,” said John Carrick, assistant managing director – northeast region for Principal Real Estate Investors, the property owner. “These world-class facilities offer a unique match for the needs of Pega’s world headquarters. We’re confident this valuable partnership has long-term potential, and we look forward to helping support the impressive growth of Pega for years to come.”

[1]	Fortune Magazine, September 2010

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About Pegasystems

Pegasystems, the leader in business process management and software for customer centricity, helps organizations enhance customer loyalty, generate new business, and improve productivity. Our patented Build for Change® technology speeds the delivery of critical business solutions by directly capturing business objectives and eliminating manual programming. Pegasystems enables clients to quickly adapt to changing business conditions in order to outperform the competition. For more information, please visit us at www.pega.com.

Press Contacts:
Brian Callahan	Kim Baker
Pegasystems Inc.	PAN Communications
brian.callahan@pega.com	pega@pancomm.com
(617) 866-6364	(617) 502-4300
Twitter: @pegasystems

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